Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Lions Gate Entertainment Corp. for the registration of 361,229 shares of its common stock and to the incorporation by reference therein of our report dated May 29, 2014, with respect to the consolidated financial statements of TV Guide Entertainment Group, LLC, included in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
March 18, 2015